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                                                                   EXHIBIT 3.1.1


                                 FIRST AMENDMENT
                                     TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          AMERICAN CELLULAR CORPORATION



It is hereby certified that:

         1. (a) The present name of the corporation (hereinafter called the "Corporation") is American Cellular Corporation; and

                  (b) The name under which the Corporation was originally incorporated is PriCellular Corporation, and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is February 21, 1990, and the date of filing of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is February 25, 2000.

         2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu thereof a new Article IV which is set forth in this First Amendment to the Amended and Restated Certificate of Incorporation hereinafter provided for, as follows:

                                   "ARTICLE IV

                  The total number of shares of stock which the Corporation shall have authority to issue is three hundred fifty-three thousand (353,000), of which three thousand (3,000) shall be Common Stock, $.01 par value, and three hundred fifty thousand (350,000) shall be Preferred Stock, $.01 par value.

                  All shares of Common Stock shall be identical in every respect.

                  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                  (a) The number of shares constituting that series and the distinctive designation of that series;


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                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate if such events as the Board of Directors shall determine;

                  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                  (h) Any other relative rights, preferences and limitations of that series.

                  Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

                  If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto."

         Dated as of June 29, 2001.


                                             /s/ EVERETT R. DOBSON
                                             -----------------------------------
                                             Everett R. Dobson,
                                             President


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